EXHIBIT 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On October 1, 2020, Ligand Pharmaceuticals Incorporated (“Ligand” or the “Company”), completed its acquisition (the “Acquisition”) of Pfenex Inc., a Delaware corporation (“Pfenex”), pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Pelican Acquisition Sub, Inc., a wholly-owned subsidiary of the Company (“Acquisition Sub”), and Pfenex. The Acquisition Sub paid a purchase price of $438 million in cash, without interest (the “Cash Portion”), a nontransferable contingent value right (a “CVR”) per share representing the right to receive a contingent payment of $78 million in cash if a certain specified milestone is achieved, without interest (the “CVR Portion”, and together with the Cash Portion, the “Offer Price”), subject to any required tax withholding and upon the other terms and subject to the conditions of the Merger Agreement. Upon completion of the Merger Agreement, Pfenex became a wholly-owned subsidiary of the Company.

The following unaudited pro forma condensed combined financial information and related notes (the “Pro Forma Financial Statements”) present the historical combined financial information of Ligand and Pfenex. The Pro Forma Financial Statements give effect to the Merger Agreement and reclassifications and adjustments described in the accompanying notes. The unaudited pro forma condensed combined balance sheet as of September 30, 2020 (the “Pro Forma Balance Sheet”) gives effect to the Merger Agreement as if it had occurred on September 30, 2020. The unaudited pro forma condensed combined statements of operations for both the nine months ended September 30, 2020 (the “2020 Pro Forma Statement of Operations”) and the year ended December 31, 2019 (the “2019 Pro Forma Statement of Operations”) are presented as if the Merger Agreement had occurred on January 1, 2019.

The Pro Forma Financial Statements should be read in conjunction with the accompanying notes, and the following:

•the separate unaudited condensed consolidated financial statements of Ligand for the nine months ended September 30, 2020 included in Ligand’s Quarterly Report on Form 10-Q that can be found at www.sec.gov;
•the separate audited consolidated financial statements of Ligand for the fiscal year ended December 31, 2019 included in Ligand’s Annual Report on Form 10-K that can be found at www.sec.gov; and
•the separate audited consolidated financial statements of Pfenex for the year ended December 31, 2019 included in Exhibit 99.1 to this Current Report on Form 8-K.

The Pro Forma Financial Statements have been prepared for illustrative purposes only and are based on assumptions and estimates considered appropriate by Ligand’s management. However, they do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Merger Agreement occurred on the dates set forth above, nor do they purport to be indicative of the future financial condition and results of operations of the combined company. The adjustments included in the Pro Forma Financial Statements are preliminary and may be revised. Future results may vary significantly from the pro forma results reflected below due to many factors, including, but not limited to, the final allocation of the purchase price and variations in future operating results.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2020

	Historical
(in thousands)	Ligand	Pfenex	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$456,916	$51,407	$(438,306)	3(a)	$70,017
Short-term investments	338,154	—	—		338,154
Accounts and unbilled receivables, net	32,907	1,114	—		34,021
Inventory	13,430	—	—		13,430
Other current assets	3,191	4,835	4,028	3(b), 3(d)	12,054
Assets held for sale	13,143	—	—		13,143
Total current assets	857,741	57,356	(434,278)		480,819
Deferred income taxes, net	27,026	—	—		27,026
Intangible assets, net	224,582	3,354	415,646	3(g)	643,582
Goodwill	102,136	5,577	100,385	2(b)	208,098
Commercial license and other economic rights, net	10,834	—	—		10,834
Property and equipment, net	7,157	9,227	(1,393)	2(a)	14,991
Operating lease right-of-use asset	4,269	2,618	453	3(c), 3(e)	7,340
Other long-term assets	13,704	81	100	3(e)	13,885
Total assets	$1,247,449	$78,213	$80,913		$1,406,575
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$10,169	$6,814	$62	3(h)	$17,045
Accrued liabilities	14,498	9,460	40,892	3(c), 3(f), 3(e)	64,850
Income tax payable	674	—	(674)	3(b)	—
Current portion of contingent liabilities	1,194	—	—		1,194
Current portion of deferred revenue	5,404	2,842	196	3(i)	8,442
Liability related to assets held for sale	10,361	—	—		10,361
Total current liabilities	42,300	19,116	40,476		101,892
2023 convertible senior notes, net	454,973	—	—		454,973
Long-term contingent liabilities	9,604	—	—		9,604
Deferred income taxes, net	13,508	—	87,990	3(k)	101,498
Long-term operating lease liabilities	3,920	2,290	(26)	3(c)	6,184
Other non-current liabilities	25,320	1,258	(97)	3(e), 3(i)	26,481
Total liabilities	549,625	22,664	128,343		700,632
Commitments and contingencies
Stockholders’ equity
Preferred Stock	—	—	—		—
Common stock	16	35	(35)	3(j)	16
Additional paid-in capital	313,057	293,369	(293,369)	3(j)	313,057
Accumulated other comprehensive loss	(1,441)	—	—		(1,441)
Retained earnings (accumulated deficit)	386,192	(237,855)	245,974	3(j)	394,311
Total stockholders’ equity	697,824	55,549	(47,430)		705,943
Total liabilities and stockholders’ equity	$1,247,449	$78,213	$80,913		$1,406,575

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the nine months ended September 30, 2020

	Historical		Pro Forma Adjustments
(in thousands, except per share data)	Ligand	Pfenex	Reclassification Adjustments	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues:
Royalties	$22,751	$—	$—	$—		$22,751
Captisol	68,966	—	—	—		68,966
Contract revenue	24,712	2,784	—	—		27,496
Total revenue	116,429	2,784	—	—		119,213
Cost of revenue:
Cost of Captisol	18,680	—	—	—		18,680
Cost of contract revenue	—	2,045	(2,045)	—		—
Total cost of revenue	18,680	2,045	(2,045)	—		18,680
Gross profit	97,749	739	2,045	—		100,533
Operating costs and expenses:
Amortization of intangibles	11,285	—	378	24,740	3(g)	36,403
Research and development	37,476	16,939	2,045	2,099	3(l), 3(o), 3(q)	58,559
Selling, general and administrative	34,353	23,229	(378)	(14,465)	3(l), 3(o), 3(p), 3(q)	42,739
Total operating expense	83,114	40,168	2,045	12,374		137,701
Net income (loss) from operations	14,635	(39,429)	—	(12,374)		(37,168)
Other income (expense):
Loss from short-term investment	(17,143)	—	—	—		(17,143)
Interest income	7,690	—	—	—		7,690
Interest expense	(21,030)	—	—	—		(21,030)
Other expense, net	1,940	479	—	—		2,419
Total other income (loss), net	(28,543)	479	—	—		(28,064)
Net loss from before income taxes	(13,908)	(38,950)	—	(12,374)		(65,232)
Income tax benefit (expense)	5,162	(4)	—	19,053	3(m)	24,211
Net loss	$(8,746)	$(38,954)	$—	$6,679		$(41,021)

Net loss per common share:
Basic	$(0.54)				3(r)	$(2.53)
Diluted	$(0.54)				3(r)	$(2.53)
Weighted average common shares
Basic	16,222					16,222
Diluted	16,222					16,222

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2019

	Historical		Pro Forma Adjustments
(in thousands, except per share data)	Ligand	Pfenex	Reclassification Adjustments	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues:
Royalties	$46,976	$—	$—	$—		$46,976
Captisol	31,489	—	—	—		31,489
Contract revenue	41,817	50,326	—	—		92,143
Total revenue	120,282	50,326	—	—		170,608
Cost of revenue:
Cost of Captisol	11,347	—	—	—		11,347
Cost of contract revenue	—	4,891	(4,891)	—		—
Total cost of revenue	11,347	4,891	(4,891)	—		11,347
Gross profit	108,935	45,435	4,891	—		159,261
Operating costs and expenses:
Amortization of intangibles	16,864	—	516	32,975	3(g)	50,355
Research and development	55,908	25,533	4,891	2,143	3(l), 3(o), 3(q)	88,475
Selling, general and administrative	41,884	19,078	(516)	(2,075)	3(l), 3(o), 3(q)	58,371
Total operating expense	114,656	44,611	4,891	33,043		197,201
Gain from sale of Promacta license	812,797	—	—	—		812,797
Net income from operations	807,076	824	—	(33,043)		774,857
Other income (expense):
Gain from Viking	2,888	—	—	—		2,888
Interest income	28,430	—	—	—		28,430
Interest expense	(35,745)	—	—	—		(35,745)
Other income (expense), net	(6,010)	235	—	—		(5,775)
Total other income (loss), net	(10,437)	235	—	—		(10,202)
Net income from before income taxes	796,639	1,059	—	(33,043)		764,655
Income tax expense	167,337	1	—	(6,719)	3(n)	160,619
Net income	$629,302	$1,058	$—	$(26,324)		$604,036

Net income per common share:
Basic	$33.13				3(s)	$31.80
Diluted	$31.85				3(s)	$30.57
Weighted average common shares
Basic	18,995					18,995
Diluted	19,757					19,757

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

Note 1. Basis of presentation

The Pro Forma Financial Statements have been prepared using the acquisition method of accounting in accordance with ASC 805, Business Combinations, with the Company as the accounting acquirer.

As shown in the “Reclassification Adjustments” column on the Pro Forma Statement of Operations, certain reclassifications have been made to Pfenex’s historical amounts to conform to Ligand’s historical presentation.

The historical financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Merger Agreement, (2) factually supportable, and (3) with respect to the 2020 Pro Forma Statement of Operations and the 2019 Pro Forma Statement of Operations, expected to have a continuing impact on the combined financial operating results of Ligand and Pfenex. The unaudited Pro Forma Financial Statements do not reflect (1) any operating efficiencies, cost savings, or revenue synergies that may be achieved by the combined company following the Merger Agreement and (2) certain nonrecurring expenses expected to be incurred within the first twelve months after the Merger Agreement.

Ligand has performed a preliminary review of Pfenex’s accounting policies to determine whether any adjustments were necessary to ensure comparability in the Pro Forma Financial Statements. Ligand is not aware of any significant differences in accounting policies that would have a material effect on the Pro Forma Financial Statements.

Note 2. Preliminary purchase price allocation

Total preliminary purchase price of $475,306 included $438,306 cash consideration paid upon acquisition, and a CVR of up to $78,000 of cash payments if a certain specified milestone is achieved with an estimated initial fair value of $37,000. The fair value of the CVR was determined using a probability adjusted income approach. Ligand has performed a preliminary valuation analysis of the fair market value of Pfenex’s assets and liabilities. The following table sets forth a preliminary allocation of the estimated purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed as if the Merger Agreement had taken place on September 30, 2020, with the excess recorded to goodwill:

Assets acquired:
Cash and cash equivalents	$51,407
Restricted cash	200
Accounts and unbilled receivable	1,114
Fixed assets, net(a)	7,835
Operating lease right-of-use assets	3,070
Other assets	1,338
Intangible assets	419,000
Total assets acquired	483,964
Liabilities assumed:
Accounts payable and accrued expenses	18,271
Deferred revenue	3,908
Lease liabilities	3,070
Other liabilities	1,381
Deferred tax liability	87,990
Total liabilities assumed	114,620
Net assets acquired	369,344
Purchase price	475,306
Goodwill recognized(b)	$105,962

(a) Amount includes a net adjustment to fixed assets of $1,393 to conform to Ligand’s accounting policies.

(b) Goodwill represents the excess of the purchase price over the preliminary fair value of the underlying assets acquired and liabilities assumed. Goodwill is attributable to the assembled workforce of experienced personnel at Pfenex and expected synergies. The net pro forma adjustment of $100,385 to goodwill reflects the goodwill recognized of $105,962 less the elimination of $5,577 of historical Pfenex’s goodwill.

The preliminary allocation of the purchase price is based upon preliminary estimates of the fair value of assets acquired and liabilities assumed of Pfenex as if the Acquisition occurred on September 30, 2020. The pro forma adjustments are based upon currently available information. Certain assumptions and estimates are subject to change as Ligand finalizes its determination of the fair value of the assets acquired and liabilities assumed in connection with the closing of the Merger Agreement. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of Pfenex’s tangible and intangible assets acquired and liabilities assumed. Such final valuations are dependent upon procedures and other studies that are not yet complete. The final amounts allocated to assets acquired and liabilities assumed could materially differ from the information presented in the Pro Forma Financial Statements.

Note 3. Acquisition adjustments

The following pro forma adjustments related to the Acquisition are based on Ligand’s preliminary estimates and assumptions that are subject to change. The following Acquisition adjustments have been reflected in the Pro Forma Financial Statements:

(a) To reflect the cash consideration in the amount of $438,306 transferred in connection with the Acquisition.

(b) To add back income taxes receivable of $7,506 and remove income taxes payable of $674 on a combined company basis as of September 30, 2020.

(c) To conform Pfenex’s historical financial statements to the accounting policies used by Ligand, pro forma adjustments are presented to reflect the net present value of the acquired right-of-use asset and acquired lease liability using Ligand’s incremental borrowing rate as of October 1, 2020. The pro forma adjustments are presented below.

September 30, 2020
Record a right-of-use asset for operating leases	$3,070
Remove historic right-of-use asset for operating leases	(2,618)
Record a short-term lease liability for operating leases	806
Remove historic short-term lease liability for operating leases	(804)
Record a long-term lease liability for operating leases	2,264
Remove historic long-term lease liability for operating leases	$(2,290)

(d) To reflect the following adjustments as of September 30, 2020: i) removing Pfenex’s deferred offering costs in the amount of $331 related to Pfenex's prior Shelf filing and at-the-market (ATM) offering; ii) removing Pfenex prepaid Director and Officer insurance balance of $2,818; and iii) a reduction on prepaid assets in the amount of $329 to conform to Ligand’s accounting policies.

(e) To present Pfenex’s finance lease to conform to Ligand’s balance sheet presentation.

(f) To reflect fair value of CVR liability in amount of $37,000, an accrual of $3,527 for payments to certain Pfenex executives with prior employment agreement that triggered by the Acquisition, and an adjustment in the amount of $331 related to employer payroll taxes on accelerating Pfenex options triggered by the Acquisition.

(g) Preliminary identifiable intangible assets from the Acquisition consist of the following:

	Approximate Fair Value	Estimated useful life (in years)
Contractual Relationships:
Alvogen	$147,000	12
Merck	118,000	12
Jazz	80,000	17
SII	49,000	10
Arcellx	2,000	17
Acquired Technologies	23,000	10-19
	$419,000

The net pro forma adjustment of $415,646 to intangible assets, net reflects the addition of $419,000 for the Acquisition and the elimination of $3,354 of historical Pfenex intangible assets.

The straight-line amortization related to the identifiable assets from the Acquisition is reflected as pro forma adjustments in the Pro Forma Statements of Operations based on the estimated useful lives above and as further described below. The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after initial consultations with valuation personnel and discussions with Pfenex’s management. The final amounts may differ materially from this preliminary allocation.

	Approximate fair value	Estimated useful life (in years)	Estimated pro forma amortization for the nine months ended September 30, 2020	Estimated pro forma amortization for the year ended December 31, 2019
Contractual Relationships:
Alvogen	$147,000	12	$9,188	$12,250
Merck	118,000	12	7,375	9,833
Jazz	80,000	17	3,529	4,706
SII	49,000	10	3,675	4,900
Arcellx	2,000	17	88	118
Acquired Technologies	23,000	10-19	1,263	1,684
	419,000		25,118	33,491
Elimination of historical balances	(3,354)		(378)	(516)
Total	$415,646		$24,740	$32,975

The fair value and useful lives for the intangible assets set forth above are estimates and subject to change. A 10% change in the fair value of the intangible assets would change amortization expense on a pro forma basis by approximately $2,500 and $3,300 for the nine months ended September 30, 2020 and the year ended December 31, 2019, respectively.

(h) To reflect the accrual of $62 of transaction fees directly related to the Acquisition that were paid by Pfenex subsequent to September 30, 2020. The transaction fees consisted primarily of advisory fees, tax consulting, and other professional services fees.

(i) Pfenex’s deferred revenue has been adjusted to the estimated fair value based on a preliminary valuation. The actual valuation could materially differ from the estimate. The resulting pro forma adjustment is as follows:

September 30, 2019
Record short-term deferred revenue at fair value	$3,038
Remove historic short-term deferred revenue	(2,842)
Record long-term deferred revenue at fair value	870
Remove historic long-term deferred revenue	(1,036)

(j) Pro forma adjustments to equity reflect (i) the elimination of Pfenex’s historical equity accounts through the reversal of $35 of common stock, $293,369 of additional paid in capital, and $237,854 of accumulated deficit, and (ii) recording the impacts to retained earnings as of September 30, 2020 of certain costs incurred subsequent to September 30, 2020 as outlined above in notes 3(b) and 3(h).

(k) The Acquisition resulted in the recognition of net deferred tax liabilities of approximately $87,990 related primarily to the step up in fair value of amortizable intangible assets for book purposes. The deferred tax liabilities were calculated using the statutory rate of 21%.

(l) To reflect incremental compensation expense of $3,989 and $2,659 for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively. The incremental compensation expense consists of Ligand equity grants, cash incentives, salary and bonus increases for certain acquired Pfenex employees that are expected to have a continuing impact on the Pro Forma Statements of Operations beyond twelve months.

(m) To reflect the net income tax benefit of all pro forma adjustments impacting the Pro Forma Statement of Operations based on Ligand’s effective tax rate in effect during the nine months ended September 30, 2020.

(n) To reflect the net income tax benefit of all pro forma adjustments impacting the Pro Forma Statement of Operations based on Ligand’s effective tax rate in effect during fiscal year 2019.

(o) To reflect the pro forma adjustment to eliminate the historical depreciation expense and record the new depreciation expense based on the fixed assets acquired and the estimated remaining useful lives as follows:

	Nine months ended September 30, 2020
	Cost of revenue	Research and development	General and administrative
Depreciation of property and equipment acquired	$—	$827	$—
Reversal of Pfenex historical depreciation	(62)	(904)	(111)
Pro forma adjustment	$(62)	$(77)	$(111)

	Year ended December 31, 2019
	Cost of revenue	Research and development	General and administrative
Depreciation of property and equipment acquired	$—	$993	$—
Reversal of Pfenex historical depreciation	(194)	(897)	(203)
Pro forma adjustment	$(194)	$96	$(203)

(p) Adjustment to remove non-recurring transaction fees directly related to the Acquisition of $11,975 that were expensed during the nine months ended September 30, 2020.

(q) To reflect the removal of compensation expense of $4,130 and $2,290 for the nine months ended September 30, 2020 and year ended December 31, 2019, respectively, related to compensation of Pfenex board of directors, executives and employees that were terminated as a result of the Acquisition.

(r) The changes to basic and diluted net loss per common share reflect the net impacts of the pro forma adjustments impacting the Pro Forma Statement of Operations during the nine months ended September 30, 2020.

(s) The changes to basic and diluted net income per common share reflect the net impacts of the pro forma adjustments impacting the Pro Forma Statement of Operations during the year ended December 31, 2019.